EXHIBIT 10.4

DISCLOSURE SCHEDULE

to

SECURITIES PURCHASE AGREEMENT (the “Agreement”)

by and among

FIRST AVENUE NETWORKS, INC.

and

THE PURCHASERS NAMED THEREIN

Dated as of December 14, 2004

This Disclosure Schedule is divided into sections which are numbered to correspond to the sections of the Agreement. Each section herein qualifies the corresponding numbered representation and warranty or covenant in the Agreement and such other representations and warranties or covenants in the Agreement. Any capitalized term used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Nothing contained in this Disclosure Schedule should be construed by any Person as an admission of the Company’s liability or responsibility in connection with any pending or threatened matter or proceeding.

Section 3.4: Capitalization

Upon the consummation of the Teligent Acquisition, we will issue an additional 25,194,647 shares of Common Stock as well as warrants to purchase 2,519,464 shares of Common Stock.

Upon the consummation of the sale of the Shares and Warrants pursuant to this Securities Purchase Agreement (the “Private Placement”) and pursuant to a Master Private Placement Engagement Letter (the “Engagement Letter”), dated as of November 24, 2004 between the Company and Tejas Securities Group, Inc. (“Tejas”), we will issue to Tejas in exchange for $100.00 warrants to purchase a number of shares of Common Stock equal to 200,000 for each 1,000,000 shares of Common Stock purchased in the Private Placement.

Section 3.6: Litigation

In April 2001, we sought to reorganize our business under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (“Court”). We developed a Joint Plan of Reorganization (“Plan”) that was approved by the Court on October 31, 2001. On December 20, 2001, the Plan was effective and we emerged from the proceedings under Chapter 11 of the United States Bankruptcy Code pursuant to the terms of the Plan.

Section 3.10(a): Financial Statements; Indebtedness.

In accordance with Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (SFAS 145), we may reclassify $128,891,000 gain on early extinguishment of debt from an extraordinary item to reorganization item for the year ended December 31, 2001. If this reclassification is made it will have no impact on previously reported net loss or basic and diluted net loss per share.

Section 3.10(b): Financial Statements; Indebtedness.

The Indebtedness reflected in the Balance Sheet at September 30, 2004, will have increased to $14,313,868 at December 14, 2004.

Section 3.14(b): No Material Adverse Changes.

Asset Purchase Agreement between the Company and Teligent, Inc., dated as of November 8, 2004.

Section 3.14(c): No Material Adverse Changes.

The Indebtedness reflected in the Balance Sheet at September 30, 2004, will have increased to $14,299,811 at December 10, 2004.

Section 3.14(e): No Material Adverse Changes.

On December 8, 2004, the Board of Directors of the Company approved an amendment to the By-Laws of the Company authorizing the Board of Directors to appoint non-voting members to the Board of Directors (“Non-voting Board Members”). Such Non-voting Board Members shall have the right to receive notice of any meeting of the Board of Directors and to participate in, but not to vote at, all such meetings, and shall be entitled to indemnification and exculpation to the same extent directors of the Company are entitled thereto.

Section 3.14(f): No Material Adverse Changes.

Master Private Placement Engagement Letter between the Company and Tejas Securities Group, Inc., dated as of November 24, 2004.

Asset Purchase Agreement between the Company and Teligent, Inc., dated as of November 8, 2004.

Section 3.15: Tax Returns and Payments

Prior to filing for Bankruptcy, the Company failed to file personal property returns in a variety of jurisdictions in locations where the Company had equipment. The Company also failed to pay use tax related to equipment purchased in 1997. The Company has accrued $3.8 million which is reported in its September 30, 2004 balance sheet as an estimate of the Company’s exposure for these unpaid tax claims.

On November 13, 2003, the Company was notified that its December 31, 2002 tax return has been selected for audit by the United States Internal Revenue Service. On November 25, 2003, the Company provided the IRS examiner with all of the information that he requested. On January 14, 2004, the examiner indicated verbally that he did not plan to do anything else with respect to the audit and that the Company may or may not be notified of the closure of the audit.

Section 3.16: Subsidiaries

The Company has the following subsidiaries:

DCT Communications, Inc.

ART Licensing Corp.

ART Leasing, Inc.

First Avenue Licenses, LLC

Big Creek System, LLC

The holders of the Indebtedness hold a security interest in all assets of the Company including the stock of its subsidiaries.

Section 3.19(a): Regulatory Matters; Authorizations

Early in 2004 the Company was contacted telephonically by the FCC regarding eleven of its licenses with respect to which the Company entered leases prior to the effective date of the rules adopted by the FCC’s First Report and Order in the Secondary Market Initiative (FCC-03-113) released October 6, 2003. The matter is still considered pending at the FCC. If the FCC were to take any action against a licensee for a rule violation, it would issue a written Notice of Apparent Liability or a Notice of Violation to the licensee. The Company has not received any such notice from the FCC.

Section 3.19(b): Regulatory Matters; Compliance with Law

See disclosure under Section 3.19(a).

Section 3.21: ERISA

The Company maintains a 401(k) Plan for the benefit of its employees.

Section 3.25: Brokers

Upon the consummation of the Private Placement and pursuant to the Engagement Letter, we will pay to Tejas a fee equal to 4% of the gross proceeds received by the Company in the Private Placement and reimburse Tejas for expenses up to $125,000 and for legal fees (including expenses) up to $100,000.

Section 3.27: Intellectual Property

On November 8, 2004, the Company signed an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Teligent, Inc. (“Teligent”) for the acquisition of substantially all of the assets and fixed broadband wireless operations of Teligent (the “Acquisition”). Pursuant to such Asset Purchase Agreement, it is contemplated that the Company will acquire Teligent’s 24 GHz spectrum licenses, radio assets and fixed wireless operations, including an operational cellular backhaul network in New York City. The terms and conditions of the Asset Purchase Agreement are subject to FCC and other regulatory approvals. The Company has not consummated the transaction contemplated in the Asset Purchase Agreement and thus does not, as of the date hereof, own, license, lease or have any ownership rights in any of the assets to be acquired pursuant to the Asset Purchase Agreement.

Section 3.29: Registration Rights

The Second Amended and Restated Registration Rights Agreement (the “Second Amended and Restated Rights Agreement”) by and among First Avenue Networks, Inc. and the Persons listed on the signature pages thereto, dated as of December     , 2004.

Upon consummation of the Acquisition and pursuant to the Asset Purchase Agreement, the Company will amend and restate its Second Amended and Restated Rights Agreement and enter into a Registration Rights Agreement in substantially the form attached to the Asset Purchase Agreement as Exhibit H.

Section 3.30: Transactions with Affiliates and Employees

Mr. Neil Subin, a member of our Board of Directors, periodically serves as a consultant to Aspen Partners – Series A regarding its investments, including its holdings in the Company. Aspen Partners - Series A, together with its affiliates, owns approximately 20% of the Company’s Common Stock and is a majority stockholder of Teligent, Inc. On November 8, 2004, the Company entered into an Asset Purchase Agreement with Teligent, Inc. pursuant to which the Company will acquire the fixed wireless assets of Teligent, Inc., including Teligent, Inc.’s portfolio of 24GHz licenses and its fixed wireless operations and radio inventories, in exchange for 25,194,647 shares of Common Stock of the Company as well as warrants to purchase 2,519,464 shares of Common Stock of the Company.

Dr. Rajendra Singh, a non-voting member of our Board of Directors, is a director of Teligent and owns warrants to purchase shares of Teligent common stock (the “Teligent Warrants”). Upon consummation of the Acquisition, Mr. Singh’s Teligent Warrants will be terminated and he will be issued a warrant to purchase 2,519,464 shares of Common Stock.